SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
                         -------------------------------

                        Name: The Marsico Investment Fund

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                          1200 17th Street, Suite 1300
                             Denver, Colorado 80202

             Telephone Number (including area code): (303) 789-3277

                Name and address of agent for service of process:

                             Barbara M. Japha, Esq.
                          1200 17th Street, Suite 1300
                             Denver, Colorado 80202

                                   Copies to:

                             Sander M. Bieber, Esq.
                             Dechert Price & Rhoads
                               1500 K Street, N.W.
                                    Suite 500
                             Washington, D.C. 20005

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES X   NO

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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in Cherry Hills Village, in the State of Colorado on the 1st day of October, 1997.


                                                 THE MARSICO INVESTMENT FUND



                                                 By:      /s/Thomas F. Marsico
                                                          President




Attest:  /s/Barbara M. Japha
         Secretary